UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2009

Eli Lilly and Company
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	001-06351	35-0470950
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Lilly Corporate Center, Indianapolis, Indiana		46285
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	317-276-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 14, 2009, Eli Lilly and Company announced the sale of its Tippecanoe Laboratories manufacturing facility to Evonik Industries AG (Evonik), one of the world’s largest chemical companies. The manufacturing site, located in Lafayette, Indiana, will remain in operation with a focus on producing high-quality active pharmaceutical ingredients (API) and specialty chemical and animal health products. In connection with the sale of the site, the two companies have also signed a nine-year supply and services agreement, whereby Evonik will manufacture final and intermediate step API for certain Lilly human and animal health products (with declining volume commitments over the contract period). Approximately 700 current Lilly employees, representing all full-time non-contracted workers dedicated to the site, will be offered employment with Evonik.

The sale of Tippecanoe Laboratories is the culmination of Lilly’s strategic review of the site that was announced in July 2008 and considered various options for the site including continuing operations with a revised site mission, exploring opportunities to sell the facility, and ceasing operations altogether. The decision to sell the site is based upon a projected decline in utilization of the site due to several factors, including upcoming patent expirations on certain medicines made at the site, Lilly’s strategic decision to purchase, rather than manufacture, many late-stage chemical intermediates, and the evolution of the Lilly pipeline toward more biotechnology medicines.

Subject to certain closing conditions, the companies plan for the transaction to close by the end of 2009. Upon closing, Evonik will assume control of the Tippecanoe site and its operations.

As a result of this transaction, Lilly will incur charges in the third quarter of 2009 of $.23 per share after tax, comprised of pre-tax non-cash asset impairment charges and other charges of $355 million, and $38 million in severance related charges, substantially all of which is expected to be paid in cash by early 2010.

Item 2.06 Material Impairments.

Please see Item 2.05 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eli Lilly and Company

October 14, 2009	By:	Arnold C. Hanish

Name: Arnold C. Hanish
Title: Vice President and Chief Accounting Officer